Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of SBA Communications Corporation for the registration of $350,000,000 0.375% Convertible Senior Notes due 2010 and 10,429,720 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of SBA Communications Corporation and Subsidiaries, SBA Communications Corporation and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida

May 11, 2007